Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1847269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2210 Woodland Drive Manitowoc, Wisconsin	54220
(Address of Principal Executive Offices)	(Zip Code)

Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

Copy to:

William T. Hull Chief Financial Officer Orion Energy Systems, Inc. 2210 Woodland Drive Manitowoc, Wisconsin 54220 (920) 892-9340	Steven R. Barth, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,750,000 shares	$2.79	$4,882,500	$592.00
Common Share Purchase Rights	1,750,000 rights	(3)	(3)	(3)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock (and Common Share Purchase Rights) that may become issuable in accordance with the adjustment and anti-dilution provisions of the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock on the Nasdaq Capital Market on August 6, 2019.

(3)	The value attributable to the Common Share Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

The purpose of this Registration Statement is to register 1,750,000 additional shares of common stock, no par value (the “Common Stock”) of Orion Energy Systems, Inc. (the “Company” or the “Registrant”) in connection with the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (the “Plan”) as a result of the approval by the Company’s shareholders of an increase in the number of shares of Company common stock reserved under the Plan at the Company’s 2019 annual meeting of shareholders.

Pursuant to General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-213042), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement, except as set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.

Exhibit Number	Exhibit Description

(4.1)	Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as amended and restated [Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on Schedule 14A on June 21, 2019 (File No 001-3887)].

(4.2)	Amendment No. 1 dated as of January 3, 2019 to Rights Agreement between Orion Energy Systems, Inc. and Equiniti Trust Company (as successor to Wells Fargo Bank, N.A.) [Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2019 (File No. 001-3887)]

(5)	Opinion of Foley & Lardner LLP (including consent of counsel).*

(23.1)	Consent of BDO USA, LLP.*

(23.2)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).*

(24)	Powers of Attorney (included on the signature page to this Registration Statement).*

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on August 9, 2019.

ORION ENERGY SYSTEMS, INC.

By:	/s/ Michael W. Altschaefl
Michael W. Altschaefl Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 9, 2019. Each person whose signature appears below constitutes and appoints Michael W. Altschaefl and William T. Hull, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael W. Altschaefl Michael W. Altschaefl	Chief Executive Officer and Board Chair (Principal Executive Officer)

/s/ William T. Hull William T. Hull	Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Anthony L. Otten Anthony L. Otten	Lead Independent Director

/s/ Alan B. Howe Alan B. Howe	Director

/s/ Michael J. Potts Michael J. Potts	Director

/s/ Ellen B. Richstone Ellen B. Richstone	Director

/s/ Mark C. Willamson Mark C. Williamson	Director

/s/ Kenneth M. Young Kenneth M. Young	Director

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